Exhibit 99.1

(dollars in millions)
Beginning cash (at January 1, 2004)	$5,600
Estimated ending cash and investments	5,400
Estimated capital expenditures	1,000
Cash dividends paid	254
Bankruptcy claims settled	1,350
Proceeds from asset sales	644